Exhibit 19
Insider Trading Policy

I.INTRODUCTION
Carter Bankshares, Inc. (together with its subsidiaries, unless the context requires otherwise, the “Company”) has adopted an Insider Trading Policy (this “Policy”) that prohibits trading based on material, nonpublic information regarding the Company or other companies with which the Company does business (“Inside Information”). This Policy applies to the Company. This Policy covers officers, directors, director emeriti, and all other employees (whether full, part-time or temporary) of, or consultants to, the Company, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information (“Company personnel”). The purchase or sale of securities while aware of Inside Information, or the disclosure of Inside Information to others who then trade in the Company, is prohibited by federal law. Violations of the applicable insider trading laws, inadvertent or otherwise, can result in severe civil and criminal penalties for the culpable individuals, the Company’s management, and the Company itself. Such violations can also severely damage the Company’s reputation for integrity and professionalism, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.
This Policy also requires the safeguarding of all nonpublic information, even if that information is not material. See Section V below.
II.PROHIBITION
A.Use of Inside Information by Company Personnel
No person subject to this Policy shall effect any transaction (whether a purchase, sale or gift) in (1) Company stock while in possession of Inside Information about the Company or (2) any security (including stock options) of another public company while in possession of Inside Information about that company which has become known through the relationship with the Company. This Policy also forbids purchases sales or gifts made by another person, on the basis of Inside Information, for the benefit of or at the request of an individual subject to this Policy. When in doubt, the information involved should be presumed to be Inside Information.
Everyone subject to this Policy has the individual responsibility to comply with its terms. This means that an individual may have to forego a proposed transaction in Company stock even if he or she planned to make the transaction before learning of the Inside Information and even though he or she may suffer an economic loss or forego anticipated profit by waiting until the Inside Information becomes public or is no longer material. If you are aware of Inside Information when you terminate service with the Company, you may not engage in any transaction in Company stock until that information becomes public or is no longer material.

Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and other might view the transaction in hindsight.
Trades pursuant to Rule 10b5-1 trading plans will not violate this Policy. See Section VI below.
B.Tipping
This Policy forbids “tipping” others as to be desirability of buying or selling securities on the basis of Inside Information. Recommending sales or purchases of the securities to which the Inside Information relates, even without disclosing the basis for the recommendation, is prohibited. It is illegal under the federal securities laws to disclose (or “tip”) Inside Information to another person who subsequently uses that information to his or her profit in effecting securities transactions. This applies to “tipping” one’s spouse or other relatives.
Consequently, Company personnel must not disclose Inside Information (or any other nonpublic information, even if that information is not material) to another person unless (i) that person has a need to know such information in connection with his or her employment or supervisory responsibilities within the Company (ii) that person is employed by a firm retained by the Company (i.e., a low, accounting or other firm) and such person needs to know the information in connection with the services that his or her firm is providing the Company, or (ii) that person is employed by a company which has entered into a confidentiality agreement with the Company and needs to know the information in connection with the matter that is the subject of the agreement.
C.Additional Prohibited Transactions
The Company considers it improper and inappropriate for any of its officers, directors, director emeriti, or other employees to engage in short-term or speculative transactions in Company stock. Accordingly, Company personnel may not engage in any of the following transactions:
Hedging and Speculative Transactions. Company personnel may not sell Company stock “short,” trade in Company stock in or through a margin account, or otherwise engage in hedging transactions or speculative or short-term trading of Company stock.
Pledging Transactions. Because securities pledged as collateral for a loan might be sold at a time when the borrower is in possession of Inside Information or is otherwise not permitted to trade, beginning September 1, 2019, no Company personnel may enter into any transactions by which Company stock may be pledged as collateral to secure an obligation. Pledge transactions entered into prior to September 1, 2019 (and not subsequently increased) do not violate this Policy.

III.WHEN INFORMATION IS “MATERIAL”
It is not possible to define all categories of Inside Information. In general, information is “material” if its disclosure to the public would likely affect the investors’ decisions to purchase or sell the securities of the issuer in question or there is a substantial likelihood that the information would be viewed by a reasonable investor as having significantly altered the total mix of information available about the issuer in question.
Any information that could be expected to affect the trading price of Company stock, whether positive or negative, should be considered material. Examples of Inside Information may include:
a.Financial results;
b.Unpublished financial reports or projections;
c.Declaration of stock splits and stock dividends;
d.Defaults under agreements or actions by creditors, customers or suppliers relating to a company’s credit standing;
e.Major changes in previously disclosed financial information;
f.The possibility of mergers, acquisition, takeovers or the possible initiation of a proxy fight;
g.Decreases or increases in dividends, or the declaration of a stock split;
h.Information about current or proposed significant changes in operations or business plans (such as marketing and pricing plans, or about significant financial restructuring;
i.Extraordinary borrowings;
j.Financial liquidity or credit quality problems;
k.Significant changes in management;
l.Significant changes in relations among major stockholders;
m.The purchase or sale of substantial assets;
n.The possibility of a public offering of securities;
o.Acquisition or loss of a significant contract;
p.A significant cybersecurity incident;
q.A change in auditors or notification that the auditor’s reports may no longer be relied upon;
r.Development of a significant new product, process or service;
s.Significant disputes, claims or litigation developments; and
t.The possibility of a recapitalization or other reorganization.
If you have any doubt whether certain information is “material,” such doubt should be resolved in favor of not trading until such information becomes public or is no longer material.
IV.WHEN INFORMATION IS NONPUBLIC
Information that has not been disclosed to the public general is nonpublic. To show that information is public, there should be evidence that it has been widely disseminated and the investing public has had time to absorb the information fully. Information would generally be deemed widely disseminated if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as AP, UPI or Reuters; radio or television; newspapers or magazines; or public disclosure documents filed with the securities and Exchange Commission, such as prospectuses or Forms 8-K, 10-Q or 10-K. On the other hand, information may be nonpublic if it is available only to certain employees of an issuer. To avoid the appearance of impropriety, as a general rule, information should not be considered fully “absorbed” by the marketplace until two full trading days have elapsed since the information was released. If, for example, the Company were to make a material announcement on a Monday before trading begins, you should not trade in Company stock until Wednesday. If an announcement were made on a Thursday after trading begins, the following Tuesday generally would be the first eligible trading day.
If you have any questions as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Chief Financial Officer (“CFO”), who has been designated as the Company’s compliance officer for this Policy.
V.SAFEGUARDING INSIDE INFORMATION
Determining whether nonpublic information is material and thus “Inside Information” is difficult and will depend upon an analysis of complex facts and circumstances. Individually should assume that any nonpublic information about the Company, or any other public company, is material and thus “Inside Information.” When in doubt, consult the CFO or in his or her absence, the Chief Executive Officer (“CEO”).
Inside Information relating to the company is the property of the Company, and the unauthorized disclosure of that information is prohibited. In order to safeguard the Company’s Inside Information, and to minimize the possibility that Company personnel will violate the law or this Policy, the following policies and procedures have been adopted;
1.All Inside Information relating to the Company’s business should be handled on a need-to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting the Company’s business. Friends and relatives are among the persons with whom Inside Information should not be discussed.
2.Whenever Inside Information must be disclosed to an employee or representative, the recipient of such information should be apprised of the confidential nature of the information.
3.Inside Information should not be discussed in hallways, elevators or other public places (such as airplanes or restaurants” where conversations might be overheard, and inadvertent disclosure should not be made through speaker phone discussions that can be overheard.
4.In order to prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include using sealed envelopes, marking documents “Confidential,” shredding documents, and using secret access codes and other appropriate computer security measures.

If you become aware that Inside Information has been disclosed to a person outside of the Company who is not obligated to keep the information confidential, you must immediately report all facts to the CFO so that the Company may take appropriate remedial action.
VI.TRADING PURSUANT TO 10B5-1 TRADING PLANS
Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the associated Rule 10b5-1 provides and affirmative defense for companies and those presumed to be insiders against a charge of insider trading where it is evident that inside information did not play a role in trading decisions. A Rule 10b5-1 trading plan allows a Company employee, director, or director emeritus to trade, in good faith and not as part of a scheme to evade the prohibitions of Section 10(b), even when in possession of Inside Information, as long as the plan;
•expressly specifies amounts, prices and dates of trades;
•provides a written formula or algorithm, or computer program, for determining amounts, prices, and dates or trades; or
•does not permit the employee director, or director emeritus to exercise any subsequent influence over how, when or whether to effect trades, provided that any other person exercising such influence must not be aware of Inside Information when doing so.
A Rule 10b5-1 trading plan must be adopted when the employee, director or director emeritus is not aware of any Inside Information.
Trades pursuant to an approved Rule 10b5-1 trading plan will not violate this Policy.
Employees, directors and director emeriti must make their own arrangements with brokers to establish a Rule 10b5-1 trading plan. Any Rule 10b5-1 trading plan, however, should be submitted to and approved by the CFO, or in his or her absence the CEO, prior to its execution.
VII.COMPLIANCE WITH POLICY
In order to ensure that all individuals subject to this Policy are aware of and comply with it, the Company requires an annual certification regarding the receipt and understanding of, and agreement to comply with, this Policy.
The Company will investigate any circumstances that come to its attention indicating that anyone subject to this Policy has engaged, or is likely to engage, in conduct that the policies and procedures set forth herein prohibit.
ANY PURCHASES, SALES, OR “TIPS” IN CONTRAVENTION OF THIS POLICY WILL BE THE SUBJECT OF DISCIPLINARY ACTION WHICH COULD INCLUDE TERMINATION OF EMPLOYMENT AND MAY ALSO SUBJECT THE INDIVIDUAL TO CIVIL OR CRIMINAL SANCTIONS.
This Policy is not intended to provide an exhaustive list of either the Inside Information that those subject to it may have about the Company (or other public companies) or the appropriate procedures in every circumstance for safeguarding nonpublic information. Individuals should consult the CFO or CEO when in any doubt. Andy questions with respect to the applicability of this Policy to any information or transaction should be discussed before and not after any actions.
VIII.PERSONAL SECURITIES TRANSACTIONS BY COVERED PERSONS
The law constructively requires the Company, as a possible “controlling person,” to adopt and enforce policies and procedures reasonably designed to prevent unlawful insider trading. The Company has designated those individuals who may have access to inside information (“Covered Persons”). Covered Persons who must comply with these additional restrictions described below are listed on Exhibit A.
A.Additional Restrictions Applicable to Covered Persons
Except for transactions executed pursuant to an approved 10b5-1 trading plan as discussed in Section VI, above, the Company has adopted the following additional procedures for personal securities transactions by such Covered Persons:
1.No Covered Person may purchase or sell or gift any security of any other company about which he or she possesses material nonpublic information.
2.All transactions (purchases, sales or gifts) in Company stock by Covered Persons must be approved in advance by the CFO or, in his or her absence the CEO. A Covered Person must submit a Request for Approval to Trade certifying that he or she is not in possession of Inside Information. The CFO (or CEO) may conduct such internal due diligence as he or she deems appropriate under the circumstances. The CFO (or CEO) will notify a Covered Person whether he or she may trade. Approvals will be effective for three trading days.
3.Covered Persons may not engage in any transaction (including gifts) in Company stock during the period beginning on and including the 15th day of the last months of the Company’s fiscal; quarter (i.e., March 15, June 15, September 15, and December 15) and ending after the second full trading day following the Company’s issuance of its quarterly financial results.
4.The Company may on occasion issue interim earnings guidance or other potentially material information by mans of a press release, on a Form 8-K, or other means designed to achieve widespread dissemination of the information. Covered Persons should not engage in any transaction in Company stock while the Company is in the process of assembling the information to be released and until the second full trading day following the Company’s issuance of such information.
5.From time to time, an event may occur or may be anticipated to occur that is material to the Company and is known by only a few officers, directors, director emeriti or other employees. So long as the event remains material and nonpublic, such officers, directors, director emeriti and other employees, and such other persons as are designated by the CFO, shall be subject to a blackout period during which they may not engage in any transaction in Company stock

(including gifts). The existence of an event-specific blackout will not be announced other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose he existence of the blackout to any other person. The failure of the CFO to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to engage in any transaction while aware of Inside Information.
6.For purposes of this Policy, personal securities transactions by Covered Persons include the securities transactions of their family members and the securities transactions of accounts over which they or their family members exercise investment discretion and control. Family members include the Covered Person’s spouse, any minor children, older children living the Covered Person’s home, older children primarily reliant on the Covered Person for financial support, and any other relatives (by marriage or otherwise) living in the Covered Person’s household. You are responsible for the compliance with these rules by your family members and must report or seek approval of their personal securities transactions, as appropriate, as if such transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by or related to the Covered person or his or her family members.
B.Section 16 Reporting Requirements in Connection with Transactions
Covered Persons who are subject to Section 16 of the Exchange Act (those directors and executive officers who have filed a Form 3 and are required to file Forms 4 and 5, or “Section 16 Insiders”) are reminded of their reporting obligations and possible liability to the Company for “short-swing profits” for transactions in Company stock under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act provides that any combination of non-exempt purchase and sale or sale and purchase of an issuer’s securities within a period of less than six months generally results in a short-swing transaction, and any profit from the matching transactions must be recovered by the issuer from the Section 16 Insider. Section 16 obligations may continue for up to six months following the termination of employment or service by the Section 16 Insiders.
While these requirements are the personal obligation of the individual Section 16 Insider, it is the Company’s policy to provide filing assistance. If you have any questions about whether or how Section 16 of the Exchange Act applies to your transaction, please seek additional guidance from the CFO.

Exhibit A
List of Covered Persons

•Directors
•Executive officers
•Members of the accounting/finance department
•Corporate Secretary
•Director of Internal Audit